Exhibit 99.1

Quality Systems, Inc. | Page 1

QUALITY SYSTEMS, INC. ANNOUNCES AGREEMENT TO ACQUIRE

HEALTHFUSION HOLDINGS, INC.

Acquisition to accelerate cloud-based development and delivery of QSI/NextGen Healthcare core applications and elevate commitment to ambulatory services sector with addition of clients

Irvine, Calif. – October 30, 2015 – Quality Systems, Inc. (NASDAQ: QSII), announced today an agreement to acquire HealthFusion Holdings, Inc. (HealthFusion) for $165 million plus potential additional contingent consideration of up to $25 million.

Based in San Diego, Calif., HealthFusion is a privately held developer of web-based, cloud computing software for physicians, hospitals and medical billing services. HealthFusion’s 100 percent cloud-based MediTouch® platform is currently used by over 3,000 physician practices, hospital ambulatory centers and medical billing services (totaling more than 6,000 subscribers). The company has historically achieved meaningful double-digit annual revenue growth rates, with a recent annualized revenue pace exceeding $30 million. The contingency for full payment of the earn-out is based on the generation of $43 million of HealthFusion product revenues during calendar 2016.

The transaction is subject to customary closing conditions and is expected to be completed during the Company’s current fiscal year, which ends March 31, 2016. Quality Systems expects this transaction to be accretive to its non-GAAP earnings in the first full year following the acquisition.

The Company has secured $200 million in fully committed financing from J.P. Morgan and U.S. Bank. At closing of the transaction, the Company expects to fund approximately $115 million of the consideration via this credit facility and the remainder through excess cash on hand.

“The acquisition of HealthFusion is another example of our strategy to expand both client base and solution capabilities in our ambulatory market. We look forward to sharing this acquisition as a part of our broader strategy with our client base at our annual User Group Meeting in Las Vegas starting this Sunday, November 1,” said Rusty Frantz, president and chief executive officer at Quality Systems Inc.

“HealthFusion brings an extremely intuitive, fully mobile, cloud-based solution that affords smaller groups of physicians and other providers a clean EHR experience within a fully integrated suite of solutions for their practice. Over time, we will focus on expanding the platform to satisfy the needs of practices of increasing size and complexity. We will also look to provide some of our broader service capabilities to the HealthFusion client base,” Frantz explained.

Dr. Sol Lizerbram, HealthFusion chairman, added: “We believe our SaaS-based healthcare technology products will prove beneficial to Quality Systems’ NextGen Healthcare service offering as the Company advances its cloud solutions capabilities. This acquisition presents significant opportunity to capitalize on the joint successes both companies have achieved to date in the ambulatory market segment.”

Quality Systems, Inc. | Page 2

J.P. Morgan Securities LLC is acting as financial advisor and Latham & Watkins LLP is serving as legal counsel to Quality Systems. TripleTree is acting as exclusive financial advisor and Wilson Sonsini Goodrich & Rosati is serving as legal counsel to HealthFusion.

Conference Call

Quality Systems will host a conference call for the investment community to further discuss the transaction on Monday, November 2, 2015 at 8:00 AM Eastern Time (5:00 AM PT). All participants should dial 1-866-900-9499 at least ten minutes prior to the start of the call and reference conference ID #72447171. International callers should dial 1-937-502-2136. To hear a live Web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.qsii.com, click on the “Investors” tab, then select “Conference Calls,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-585-8367 or 404-537-3406 and enter conference ID #72447171. The replay will be available from approximately 11:00 AM ET on Monday, November 2, 2015, through 11:59 PM ET on Monday, November 9, 2015.

About HealthFusion

Founded in 1998 by three entrepreneurs including two primary care physicians, San Diego, Calif.-based HealthFusion supports over 6,000 ambulatory subscribers in more than 30 specialties spread across all 50 states and employs 140. HealthFusion develops web-based, cloud computing software for physicians, hospitals and medical billing services. HealthFusion’s fully integrated solution includes MediTouch EHR (Electronic Health Record and Patient Portal) and MediTouch PM (Practice Management and Claims Clearinghouse).

MediTouch EHR was designed for use on mobile tablets such as the iPad, and offers a unique array of features that facilitate adoption of EHR technology. Each integrated module of the MediTouch platform natively supports the iPAD® and the company is a certified Apple Developer. All MediTouch modules function seamlessly together including the EHR, medical billing, practice management, collections, patient portal, and clearinghouse.

To learn more visit HealthFusion.com or follow HealthFusion on Facebook, Twitter and YouTube.

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

Contacts:

For Media and Public Relations Inquiries Contact:

NextGen Healthcare

Michelle Rovner, 215-657-7010

mrovner@nextgen.com

Quality Systems, Inc. | Page 3

For Investor Relations Inquiries Contact:

Quality Systems, Inc.

Susan J. Lewis, 954-389-3700

slewis@qsii.com

Quality Systems, Inc.

John Stumpf, 949-255-2600

Interim CFO

jstumpf@qsii.com

Certain statements in this news release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those related to the projected closing date of the transaction, the outlook and anticipated financial performance of HealthFusion, the Company’s intended sources of funding for the acquisition, the anticipated accretive nature of the transaction to the Company and the growth prospects for HealthFusion and the Company. These forward-looking statements may contain the words “believe,” “anticipate,” “continue,” “expect,” “plan,” “potential,” “predict,” “estimate,” “outlook,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, but are not limited to, the ability to obtain required regulatory approvals for the transaction, market and financial conditions which may impact the financial performance of HealthFusion and general economic conditions as well as those risks set forth in the Company’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

© 2015 Quality Systems, Inc., Irvine, CA 92612

® Marks owned by Quality Systems, Inc.

All other non-QSI Marks are the property of their respective owners

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